EXHIBIT 16.1

July 10, 2009

Securities and Exchange Commission
10OF Street, NE
Washington, D.C. 20549

Re: United-Guardian, Inc

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated July 10, 2009 of United-Guardian, Inc. and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Eisner LLP
Eisner LLP